Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DAVE & BUSTER’S ENTERTAINMENT, INC.

Dave & Buster’s Entertainment, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, as amended (the “DGCL”), does hereby certify as follows:

1. The name of the Corporation is Dave & Buster’s Entertainment, Inc.

2. The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on April 28, 2010 (the “Original Certificate”) under the name Games Acquisition Corp.

3. The Original Certificate was amended and restated pursuant to the Amended and Restated Certificate of Incorporation of the Corporation, filed with the office of the Secretary of State of the State of Delaware on June 1, 2010, providing for, among other things, a change in the name of the Corporation from Games Acquisition Corp. to Dave & Buster’s Parent, Inc., as further amended by that Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Corporation, filed with the office of the Secretary of State of the State of Delaware, on July 14, 2011 (changing the name of the Corporation from Dave & Buster’s Parent, Inc. to Dave & Buster’s Entertainment, Inc.) (as amended, the “Amended and Restated Certificate”).

4. This Second Amended and Restated Certificate of Incorporation of the Corporation (this “Second Amended and Restated Certificate”) was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) and by the stockholders of the Corporation in accordance with Sections 242 and 245 of the DGCL, and by the written consent of its stockholders in accordance with Section 228 of the DGCL, in order to restate and further amend the provisions of the Amended and Restated Certificate.

5. The Amended and Restated Certificate is hereby amended and restated in its entirety to read as follows:

FIRST: The name of the Corporation is Dave & Buster’s Entertainment, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL, as from time to time amended.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is [             ] ([             ]) shares, consisting of (i) [             ] ([             ]) shares of common stock, having a par value of $0.01 per share (“Common Stock”) and (ii) [             ] ([             ]) shares of preferred stock, having a par value of $0.01 per share (“Preferred Stock”). The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote irrespective of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of Common Stock or Preferred Stock voting separately as a class shall be required therefor.

The designations and the powers, preferences, rights, qualifications, limitations, and restrictions of the Common Stock and Preferred Stock are as follows:

1. Provisions Relating to the Common Stock.

(a) Each share of Common Stock of the Corporation shall have identical rights and privileges in every respect. The holders of record (as determined pursuant to the bylaws of the Corporation (the “Bylaws”)) of shares of Common Stock shall be entitled to vote upon all matters submitted to a vote of the stockholders of the Corporation and shall be entitled to one vote for each share of Common Stock held.

(b) Subject to the prior rights and preferences, if any, applicable to shares of Preferred Stock or any series thereof, the holders of shares of the Common Stock shall be entitled to receive such dividends (payable in cash, stock, or otherwise) as may be declared thereon by the Board of Directors at any time and from time to time out of any funds of the Corporation legally available therefor.

(c) In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of, or upon any distribution of the assets of, the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of Preferred Stock or any series thereof, the holders of shares of the Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them. A liquidation, dissolution, or winding-up of the Corporation, as such terms are used in this paragraph (c), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange, or conveyance of all or a part of the assets of the Corporation.

2. Provisions Relating to the Preferred Stock.

(a) The Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to have such designations and powers, preferences, and rights, and qualifications, limitations, and restrictions thereof, as are stated and expressed herein and in the resolution or resolutions providing for the issue of such class or series adopted by the Board of Directors as hereafter prescribed.

(b) Authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, and with respect to each class or series of the Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

i. whether or not the class or series is to have voting rights, full, special, or limited, or is to be without voting rights, and whether or not such class or series is to be entitled to vote as a separate class either alone or together with the holders of one or more other classes or series of stock;

ii. the number of shares to constitute the class or series and the designations thereof;

iii. the relative, participating, optional, or other special rights, if any, and the qualifications, limitations, or restrictions thereof, if any, with respect to any class or series;

iv. whether or not the shares of any class or series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities, or other property), and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

v. whether or not the shares of a class or series shall be subject to retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the annual amount thereof, and the terms and provisions relative to the operation thereof;

vi. the dividend rate, whether dividends are payable in cash, stock of the Corporation, or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

vii. the preferences, if any, and the amounts thereof which the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

viii. whether or not the shares of any class or series, at the option of the Corporation or the holder thereof or upon the happening of any specified event, shall be convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock, securities, or other property of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

ix. such other special rights and protective provisions with respect to any class or series as the Board of Directors deems advisable.

(c) The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects. The Board of Directors may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board of Directors may decrease the number of shares of the Preferred Stock designated for any existing class or series by a resolution subtracting from such class or series authorized and unissued shares of the Preferred Stock designated for such existing class or series, and the shares so subtracted shall become authorized, unissued, and undesignated shares of the Preferred Stock.

3. General.

(a) Subject to the foregoing provisions of this Second Amended and Restated Certificate, the Corporation may issue shares of its Preferred Stock and Common Stock from time to time for such consideration (not less than the par value thereof) as may be fixed by the Board of Directors, which is expressly authorized to do so in its absolute and uncontrolled discretion subject to the terms of this Second and Amended Certificate. Shares so issued for which the consideration shall have been paid or delivered to the Corporation shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares.

(b) The Corporation shall have authority to create and issue rights and options entitling their holders to purchase shares of the Corporation’s capital stock of any class or series or other securities of the Corporation, and such rights and options shall be evidenced by instrument(s) approved by the Board of Directors. The Board of Directors shall be empowered to set the exercise price, duration, times for exercise, and other terms of such options or rights; provided, however, that the consideration to be received for any shares of capital stock subject thereto shall not be less than the par value thereof.

FIFTH: The number of directors constituting the entire Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. At all elections of directors, stockholder voting may but need not be by ballot. Each director shall hold office until such director’s successor is duly elected and qualified, or until the earlier of such director’s death, resignation or removal in accordance with this Second Amended and Restated Certificate. The Board of Directors, acting by a majority vote of the directors then in office, shall fill any newly created directorships or vacancies on the Board of Directors.

A plurality of the votes cast by stockholders in person or by proxy shall elect such directors to the Board of Directors.

At any meeting called expressly for that purpose, any director may be removed but only with Cause (defined below) by the affirmative vote of a majority of the remaining members of the Board of Directors or the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all shares of capital stock of the Corporation then entitled to vote on the election of directors, voting together as a single class.

“Cause” shall be deemed to exist only if: (i) such director has been indicted for or convicted of, has pleaded guilty or nolo contendere to, or such director is granted immunity to testify where another has been convicted of, a felony, (ii) such director has willfully failed to perform his duties, has been grossly negligent in the performance of his duties or has engaged in willful or serious misconduct in a matter that is injurious to the Corporation, in each case as determined by a court of competent jurisdiction or by the affirmative vote of at least a majority of the other members of the Board of Directors at any regular or special meeting of the Board of Directors called for such purpose, (iii) such director has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects his ability to perform as a director of the Corporation, (iv) such director has been found by a court of competent jurisdiction or by the affirmative vote of at least a majority of the other members of the Board of Directors at any regular or special meeting of the Board of Directors called for such purpose to have breached such director’s duty of loyalty to the Corporation or its stockholders or to have engaged in any transaction with the Corporation from which such director derived an improper personal benefit or (v) cause for removal otherwise exists under Section 141(k)(l) of the DGCL. No director of the Corporation so removed may be nominated, re-elected or reinstated as a director of the Corporation so long as the cause for removal continues to exist.

For so long as Oak Hill Capital Partners III, L.P., Oak Hill Capital Management III, L.P. or one of their affiliates (collectively, “Oak Hill Capital”), individually or in the aggregate, own, beneficially or of record, 40% or more of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote at a meeting of stockholders (as determined based on the books and records of the Corporation maintained by the Secretary), any action required or permitted to be taken at any meeting of stockholders may, except as otherwise required by law or this Second Amended and Restated Certificate, be taken without a meeting, without prior notice and without a vote, if the taking of such action by written consent has been expressly approved in advance by the Board of Directors and a consent in writing, setting forth the action so taken, shall be signed by the holders of record of the issued and outstanding capital stock of the

Corporation having not less than a minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and the writing or writings are filed with the permanent records of the Corporation.

SIXTH: In addition to the powers and authority herein before or by statute expressly conferred upon them, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Second Amended and Restated Certificate and the Bylaws.

SEVENTH: To the fullest extent permitted by law (including, without limitation, Section 122(17) of the DGCL), the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any stockholder or director of the Corporation, except those stockholders or directors who are employees of the Corporation or its subsidiaries (collectively, the “Business Opportunities Exempt Parties”). The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any Business Opportunities Exempt Party. No Business Opportunities Exempt Party who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Corporation shall have any duty to communicate or offer such opportunity to the Corporation, and such Business Opportunities Exempt Party shall not be liable to the Corporation or to its stockholders for breach of any fiduciary or other duty by reason of the fact that such Business Opportunities Exempt Party pursues or acquires, or directs such opportunity to another person or does not communicate such opportunity or information to the Corporation; provided, however, that the foregoing in this ARTICLE SEVENTH shall not apply to any person who is a director or officer of the Corporation if such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation. Any person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and consent to the provisions of this ARTICLE SEVENTH. No amendment or repeal of this ARTICLE SEVENTH shall apply to or have any effect on the liability or alleged liability of any Business Opportunities Exempt Party for or with respect to any opportunities of which any such Business Opportunities Exempt Party becomes aware prior to such amendment or repeal.

EIGHTH: A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the DGCL or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this ARTICLE EIGHTH nor the adoption of any provision or amendment of this

Second Amended and Restated Certificate inconsistent with this ARTICLE EIGHTH shall eliminate or reduce the effect of this ARTICLE EIGHTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this ARTICLE EIGHTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

NINTH: The Corporation shall indemnify any person who was, is, or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (a) is or was a director or officer of the Corporation or (b) while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, manager, venturer, proprietor, trustee, employee, agent, or similar function of another foreign or domestic corporation, partnership, joint venture, limited liability company, sole proprietorship, trust, employee benefit plan, or other enterprise, at any time during which this ARTICLE NINTH is in effect (whether or not such person continues to serve in such capacity at the time any indemnification or advancement of expenses pursuant hereto is sought or at the time any proceeding relating thereto exists or is brought), and whether the basis of such proceeding is alleged action in an official capacity as a director or officer, or in such other capacity while serving as an a director or officer, to the fullest extent permitted under the DGCL, as the same exists or may hereafter be amended or modified from time to time (but, in the case of any such amendment or modification, only to the extent that such amendment or modification permits the Corporation to provide greater indemnification rights than said law permitted the Corporation to provide prior to such amendment or modification) against all expenses, liabilities and losses (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) incurred or suffered by such person in connection therewith. Such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators.

The indemnification permitted by this ARTICLE NINTH shall be a contract right and as such shall run from the Corporation (and any successor of the Corporation by operation of law or otherwise) to the benefit of any director or officer who is elected and accepts the position of director or officer of the Corporation or elects to continue to serve as a director or officer of the Corporation while this ARTICLE NINTH is in effect. Any repeal or amendment of this ARTICLE NINTH shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the Corporation with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this ARTICLE NINTH.

A claimant shall have the right to be paid by the Corporation expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the DGCL, as the same exists or may hereafter be amended or modified, only to the extent that such amendment or modification permits the Corporation to provide greater rights to advancement of expenses than said law permitted the Corporation to provide prior to such amendment or modification, upon receipt of any undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation against such expenses as authorized by this ARTICLE NINTH, if such undertaking is required by the DGCL. Such advances shall be paid by the Corporation within 20 calendar days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time (including such undertaking if required by the DGCL), and shall not require any action by the Board of Directors. The Board of Directors may authorize the Corporation’s counsel to represent such director or officer in any such proceeding, whether or not the Corporation is a party to such proceeding.

If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense are not permitted under the DGCL or other applicable law, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including the Board of Directors or any committee thereof, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible.

In the event of the death of any person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, bylaw, resolution of stockholders or directors, agreement, or otherwise.

The Corporation may additionally indemnify any employee or agent of the Corporation and such other persons as may be permitted under the DGCL to the fullest extent permitted by law.

As used herein, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

TENTH: The Corporation shall not be governed by Section 203 of the DGCL. Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(a)	prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

(b)	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (1) persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(c)

at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

1.	As used in this ARTICLE TENTH, references to:

(a)	“affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(b)	“associate” when used to indicate a relationship with any person, means: (1) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of voting stock; (2) any trust or other estate in which such person has at least a twenty percent (20%) beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (3) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c)	“business combination” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(1) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (i) with the interested stockholder, or (ii) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation the first paragraph of this ARTICLE TENTH is not applicable to the surviving entity;

(2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(3) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (i) pursuant to the exercise, exchange or conversion of the securities exercisable for, exchangeable for or convertible into stock of the Corporation or any subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (ii) pursuant to a merger under Section 251(g) of the DGCL; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (iv) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (v) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (iii)-(v) of this subsection (3) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(4) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(5) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsection (1)-(4) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(d)	“control,” including the terms “controlling,” “controlled by” and “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of twenty percent (20%) or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this ARTICLE TENTH, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(e)

“interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (1) is the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation, or (2) is an affiliate or associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall in no case include, or be deemed to include, (1) Oak Hill Capital Partners III, L.P. or Oak Hill Capital Management Partners III, L.P., or any successor to all or substantially all of their assets, or any affiliate thereof (collectively, the “Investors”), or any person to which any Investor sells, distributes or otherwise transfers voting stock of the Corporation, in each case regardless of the total percentage of voting stock of the Corporation owned by the Investors or such person (other than any person to which any Investor sells, distributes or otherwise transfers voting stock of the Corporation (i) pursuant to an underwritten, broadly distributed public offering or (ii) in a transaction effected through a broker pursuant to Rule 144 promulgated under Section 4(1) of the Securities Act of 1933, as amended), or (2) any person whose ownership of share in excess of the fifteen percent (15%) limitation set forth herein is the result of any action taken solely by the Corporation; provided that such person specified in this clause (2) shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include voting stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(f)	“owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(1) beneficially owns such stock, directly or indirectly; or

(2) has (i) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants, options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(3) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (ii) of subsection (2) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(g)	“person” means any individual, corporation, partnership, or unincorporated association or other entity.

(h)	“stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(i)	“voting stock” means stock of any class or series entitled to vote generally in the election of directors.

ELEVENTH: Provisions of this Second Amended and Restated Certificate may be amended, modified or repealed by the affirmative vote of the requisite number of holders of the voting power of shares of capital stock of the Corporation or directors on the Board of Directors as provided by the DGCL; provided, however, notwithstanding anything to the contrary contained herein, (i) ARTICLES FIFTH, SEVENTH, EIGHTH, and NINTH may not be amended, modified or repealed (or any provision adopted inconsistent with such provisions) by the stockholders without the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all shares of capital stock of the Corporation entitled to vote generally, then outstanding, voting together as a single class at any annual or special meeting of the stockholders in which notice of such amendment, modification, repeal or adoption is contained and (ii) this ARTICLE ELEVENTH and ARTICLES TENTH, TWELFTH AND THIRTEENTH may not be amended, modified or repealed (or any provision adopted inconsistent with such provisions) by the stockholders without the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all shares of capital stock of the Corporation entitled to vote generally, then outstanding, voting together as a single class at any annual or special meeting of the stockholders in which notice of such amendment, modification, repeal or adoption is contained.

TWELFTH: The Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or the Corporation’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in the shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this ARTICLE TWELFTH.

THIRTEENTH: If any provision or provisions of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Second Amended and Restated Certificate (including, without limitation, each such portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

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IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be executed on its behalf on this          day of                     , 2012.

DAVE & BUSTER’S ENTERTAINMENT, INC.

By:
Name:	Jay L. Tobin
Title:	Secretary